EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Social Reality, Inc. on Form S-1 to be filed on or about January 24, 2012, of our report dated January 24, 2012, relating to our audit of the financial statements of Social Reality, LLC. as of December 31, 2010 and for the year ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the references to our firm under the captions "Experts" in such Prospectus.

/s/ RBSM LLP

New York, New York

January 24, 2012